UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2011.
KENT INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)
NEVADA

(State or other jurisdiction of incorporation)

0-20726 (Commission File Number)	20-4888864 (IRS Employer Identification No.)

7501 Tillman Hill Road, Colleyville, Texas	76034

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(682) 738-8011
N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.f13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01	Other Events

FOR IMMEDIATE RELEASE

(Colleyville, Texas) Kent International Holdings Inc. (Pink Sheets: KNTH) (the “Company” or “KNTH”) announced today that on August 22, 2011, it filed its Schedule 14C Preliminary Information Statement with the United States Securities and Exchange Commission (the “SEC”) in connection with a proposed “going private” transaction.  The proposed transaction involves an amendment to the Company’s Articles of Incorporation to effect a one-for-950,000  reverse stock split.  If implemented, fractional shares will be redeemed by the Company for cash consideration of $2.50  per pre-split share.

The reverse stock split will be effective upon the filing of a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of Nevada, which the Company estimates to occur in October 2011. The Company intends to terminate the registration of its common stock under the Securities Exchange Act of 1934, and thereby end the Company’s reporting obligations as a public company under the United States securities laws, including the filing of annual and periodic reports under Section 13 of the Exchange Act.

The reverse stock split and the purchase of fractional shares have been approved by the sole stockholder, Kent Financial Services, Inc., which owns a majority of the issued and outstanding shares of the Company. This majority stockholders’ approval has been reported in the Schedule 14C Preliminary Information Statement  filed with the SEC on August 22,  2011. No further stockholder proxies or stockholder approval will be required.

Nevertheless, the Company may abandon the reverse stock split or change the ratio of the reverse stock split before the Closing, if abandoning or modifying the terms of the reverse stock split is in the best interests of the Company and the best interests of the stockholders.

The Company’s stock transfer agent, American Stock Transfer & Trust Company, LLC, will start mailing the definitive Information Statement to all stockholders, once approved by the SEC, which is expected to be late September, 2011 or early October, 2011. Copies of above-described SEC filings and detailed shareholder instructions are available at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENT INTERNATIONAL HOLDINGS INC.
Date: August 22, 2011	By:	/s/ Paul O. Koether
Paul O. Koether
Chairman and CEO